Item 77M (Mergers)

HIMCO Variable Insurance Trust – HIMCO VIT American Funds, HIMCO VIT Index Fund and HIMCO VIT Portfolio Diversifier Fund

On September 15, 2014, a Special Meeting of Shareholders of American Funds Asset Allocation HLS Fund, American Funds Blue Chip Income and Growth HLS Fund, American Funds Bond HLS Fund, American Funds Global Bond HLS Fund, American Funds Global Growth HLS Fund, American Funds Global Growth and Income HLS Fund, American Funds Global Small Capitalization HLS Fund, American Funds Growth HLS Fund, American Funds Growth-Income HLS Fund, American Funds International HLS Fund, American Funds New World HLS Fund, Hartford Index HLS Fund and Hartford Portfolio Diversifier HLS Fund (each a “HLS Fund” and collectively, the “HLS Funds”), each a series of Hartford Series Fund, Inc. (“HSF”), was held to consider and vote on proposed Agreements and Plans of Reorganization (collectively, the “Reorganization Plans”) pursuant to which each HLS Fund would be reorganized into a corresponding series (each a “HVIT Fund”) of HIMCO Variable Insurance Trust, a newly-organized open-end management investment company (each a “Reorganization” and collectively, the “Reorganizations”).  The Reorganization Plans provided for the acquisition of all of the assets and liabilities of each HLS Fund by its corresponding HVIT Fund solely in exchange for shares of the HVIT Fund, followed by the distribution on a pro rata basis of the HVIT Fund’s shares to current shareholders of the HLS Fund and the complete liquidation of the HLS Fund. On May 6, 2014, the Board of Trustees of HSF unanimously approved the Reorganization Plans. The Reorganizations were approved by HLS Funds shareholders on September 15, 2014. On October 20, 2014, the Reorganizations were completed according to the terms set forth above and in the Reorganization Plans.

Responses to questions in this Form N-SAR eliciting a Yes/No answer or narrative responses about the registrant are provided with respect to HIMCO Variable Insurance Trust only.  Responses to questions eliciting financial information about each series of the registrant are inclusive of financial data for the entire period requested and therefore include data for both the HVIT Funds and the predecessor HLS Funds.